Exhibit 10.1

May 23, 2025

Dr. David Eifrig
VIA EMAIL: [*]

RE: CEO Offer Terms

Dear Dr. Eifrig:

Thank you for your ongoing contributions to the success of MarketWise, LLC and MarketWise, Inc. (together with their subsidiaries, affiliates, and/or successors, the “Company”). We are pleased to confirm our offer to appoint you the permanent Chief Executive Officer (“CEO”) of the Company. This letter (“Letter Agreement”) includes the terms and conditions of your service to the Company as permanent CEO, effective as of the date you sign below (the “Effective Date”).

•Duties and Reporting Relationship. In your capacity as CEO, your duties will include those customarily associated with this position or as otherwise reasonably determined by the Board of Directors (the “Board”) of the Company. You will report to the Board.

•Base Salary. Your annualized base salary will be $850,000, subject to review and adjustment from time to time by the Compensation Committee (the “Compensation Committee”) of the Company’s Board. Installments will be paid monthly, as is standard practice for working partners of the business. If your employment is terminated without Cause (as defined in the Severance Plan) before the 18-month anniversary of the Effective Date and other than during a Change in Control Protection Period (as defined in the Severance Plan), you will be eligible to receive a lump-sum base salary adjustment. Your lump-sum base salary adjustment will be calculated by subtracting from $1,275,000 (i.e., 18 months of base salary) the cumulative base salary payments made to you under this Letter Agreement. Your lump-sum base salary adjustment is contingent on you signing a Release (as defined in the Severance Plan) that becomes effective and irrevocable and includes standard restrictive covenants (e.g., non-compete and non-solicitation covenants) that survive until the 18-month anniversary of the Effective Date. If your employment is terminated without Cause during a Change in Control Protection Period (as defined under the Severance Plan), you will be eligible to receive compensation and benefits under the Severance Plan (as further described below and in the enclosed Appendix) in lieu of the lump sum base salary adjustment. You will continue to be responsible for all related taxes and withholdings, including federal and state income taxes.

•Bonus. You will be eligible to receive an annual bonus (“Bonus”) of cash and/or long-term incentive compensation (i.e., restricted stock units that vest over time) payable on or before March 15 of the calendar year following the calendar year in which your performance is measured. Your Bonus structure will be reviewed and may be adjusted annually by the Compensation Committee. Your Bonus for the 2025 calendar year (and each year thereafter unless adjusted by the Compensation Committee) will be determined by multiplying (i) the Net Income of the Company that exceeds the Net Income Threshold by (ii) the Bonus Multiplier:

Net Income Threshold	Bonus Multiplier (%)
$20,000,000	0.05 (5%)

“Net Income” means the adjusted net income earned by the Company as calculated in good faith by the Company and measured under the modified accrual basis of accounting used to produce its internal management reporting; for the avoidance of doubt, in calculating the Company's Net Income, (i) the Company shall deduct any distributions paid to minority partners of any operating subsidiary in which the Company owns less than 100% of the equity of such

Exhibit 10.1
subsidiary; (ii) the Compensation Committee may include or exclude any items from non-operating activities, such as interest income, distributions, or dividends; and (iii) the Compensation Committee may include or exclude any non-recurring or extraordinary items. The Compensation Committee will evaluate your performance and the performance of the Company and determine the amount of your Bonus based on the Company’s Net Income that exceeds the Net Income Threshold and your Bonus Multiplier. The Compensation Committee may award you long-term incentive compensation that vests over multiple years (e.g., Restricted Stock Units with a 4-year vesting schedule) in lieu of cash to the extent your cash Bonus exceeds $1,000,000 (which would mean that the Company’s Net Income for 2025 is over $40,000,000). If the Company’s Net Income does not exceed the Net Income Threshold (i.e., $20,000,000 for 2025), the Compensation Committee may grant you a discretionary bonus. You will continue to be responsible for all related taxes, including federal and state income tax taxes. Equity awards will be granted under the Company’s 2021 Incentive Award Plan.

•Severance Plan. You are eligible to participate in the Company’s Executive Severance Plan (the “Severance Plan”), a copy of which is enclosed. You are not, however, eligible to receive any “Severance Benefits” (as defined in the Severance Plan) under Section 4.2 of the Severance Plan. The terms and conditions of your eligibility under the Severance Plan are set forth in Appendix B of the Severance Plan attached hereto. The terms and conditions of the Severance Plan, including Appendix B, will govern your eligibility for, and entitlement to, the benefits under the Severance Plan.

•Indemnification Agreement. You will be covered as an indemnitee under the indemnification agreement entered into by members of the Board and Company officers, and you will be covered as an insured under the contract of directors’ and officers’ liability insurance that insures other members of the Board and Company officers.

•Standard Benefits and Paid Time Off. You will be eligible to participate in all benefits which the Company makes generally available to its working partners in accordance with the terms and conditions of the benefit plans, Company policies, and IRS guidelines, including health insurance, dental insurance, vision insurance, paid time off and holidays. The Company reserves the right to modify or cancel any or all of its benefit programs at any time.

•Expenses. During your employment, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices.

•At-Will Employment Relationship. Your employment is not for any fixed period, and it is terminable at-will. Thus, either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without advance notice. The at-will nature of your employment may only be modified in a writing signed by you and an authorized representative of the Company. Although not required, the Company requests that you provide at least 4 weeks’ advance written notice of your resignation, to permit you and the Company to arrange for a smooth transition of your workload and attend to other matters relating to your departure. In the event of your resignation, the Company may, in its sole discretion, elect to waive such notice period and expedite the date of your termination to any date during the notice period (but, for the avoidance of doubt, such termination shall still be characterized as a resignation by you). In the event of such an expedited termination, you shall be paid your base salary in lieu of notice for the portion of the notice period that is waived. Payment shall be made to you within 30 days of your last date of service to the Company. Benefits shall expire based on plan rules associated with your last day of service.

•Conditions. Your employment with the Company is contingent upon satisfactory results of any background checks that may be performed from time to time in the Company’s discretion pursuant to your written authorization. You agree to assist as needed, and to complete any documentation at the Company’s request, to meet these conditions.

Exhibit 10.1
•Company Policies. You will be required to abide by all applicable Company policies, procedures, and guidelines that are in effect, and from time to time you will be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies, procedures, and guidelines.

•Miscellaneous.

◦During your continued employment, you will devote your full-time best efforts and business time and attention to the business of the Company. You will not participate in any activities that will interfere with your employment or present a conflict of interest, unless such participation is specifically permitted in a writing signed by an authorized representative of the Company.

◦You grant the Company the right to trade off your name, reputation, likeness and background during the term of your employment. In no event does this Letter Agreement authorize the Company to use your name, reputation, likeness or background in any manner that is negative or detrimental to you.

◦This Letter Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor. You may not assign your rights or obligations under this Letter Agreement to another entity or person.

◦This Letter Agreement constitutes the entire understanding and agreement regarding the terms and conditions of your continued employment by the Company. It supersedes all prior negotiations, communications, understandings, and agreements (whether written or oral) relating to the subject matter contained herein or therein, including any prior employment agreements.

◦The terms of this Letter Agreement cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this Letter Agreement), without a written modification signed by you and an authorized representative of the Company. For purposes of construction of this Letter Agreement, any ambiguity shall not be construed against either party as the drafter.

◦The terms of this Letter Agreement are governed by the laws of the State of Maryland without regard to conflicts of law principles. Any dispute arising from or relating to this Letter Agreement shall be submitted to the American Arbitration Association (“AAA”) for binding arbitration to take place in Baltimore, Maryland before a single arbitrator under the the AAA Employment Arbitration Rules and Mediation Procedures, and the decision of the arbitrator shall be final and binding.

◦If any provision of this Letter Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Letter Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

◦This Letter Agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals.
Please acknowledge your acceptance of the terms of this Letter Agreement by signing and dating where indicated below.

Thank you again for your service and continued commitment to MarketWise.

Exhibit 10.1
Very truly yours,

/s/ Van Simmons

Van Simmons
Chairman of the Compensation Committee
of the Board of Directors of MarketWise, Inc.

ACKNOWLEDGED AND AGREED:

/s/ Dr. David Eifrig                May 25, 2025
Dr. David Eifrig Date

APPENDIX B

Participant Name	Position	Severance Multiplier	Severance Period	CIC Severance Multiplier
Dr. David Eifrig	Chief Executive Officer	0*	18 months*	2

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the MarketWise, Inc. Executive Severance Plan effective December 16, 2022.

* You are not eligible to receive any of the Severance Benefits under Section 4.2 of the Plan. You are, however, eligible to receive the compensation and benefits described in the remaining sections of the Plan, including, but not limited to: Section 4.1; Section 5; Section 6; and Section 7, subject to the terms and conditions of the Plan.